Exhibit 21.1


             Subsidiaries of InteliData Technologies Corporation

A.   Wholly-Owned Subsidiaries:

     1.   Colonial Technologies Corp.

     2.   CDT Telecom Systems, Inc.

     3.   CDT Leasing Corp.

     4.   CDT Realty Corp.

     5.   CDT Canada Corp.

     6.   Pickett Corp.

     7.   District Corp.